As filed with the Securities and Exchange Commission on December 19, 2006
File No. 001-32852

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 9
To
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

REALOGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4381990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)
(973) 407-2000
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $.01 per share Preferred Stock Purchase Rights	New York Stock Exchange New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act
None

Item 11. Description of Registrant’s Securities to be Registered
Item 15. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 11. Description of Registrant’s Securities to be Registered
          Item 11 of Form 10 filed by Realogy Corporation (the “Company”) on April 3, 2006, as amended on May 9, 2006, May 30, 2006, June 2, 2006, June 12, 2006, June 20, 2006, June 26, 2006, July 6, 2006 and July 11, 2006, relating to Preferred Stock Purchase Rights is hereby amended to provide:
          On December 15, 2006, Realogy Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Domus Holdings Corp. (“Parent”) and Domus Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized an amendment to the Rights Agreement, dated as of July 13, 2006 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC (“Mellon”), as Rights Agent.
          On December 15, 2006, the Company and Mellon executed the First Amendment (“Amendment No. 1”) to the Rights Agreement. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. Amendment No. 1 provides that (i) neither Parent nor any of its Subsidiaries, Affiliates or Associates shall be deemed an Acquiring Person by virtue of (x) their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Merger Agreement, (y) the consummation of the Merger, or (z) any other transaction contemplated by the Merger Agreement, and (ii) no Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event or Triggering Event shall be deemed to have occurred by reason of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement.
          The Rights Agreement is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2006, and is incorporated herein by reference. The Amendment No. 1 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on December 18, 2006, and is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and Amendment No. 1 do not purport to be complete and are qualified in their entirety by reference to such exhibits.
Item 15. Financial Statements and Exhibits
     (b) Exhibits  The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Description
4.1	First Amendment to Rights Agreement, dated as of December 15, 2006, by and between Realogy Corporation and Mellon Investor Services LLC (Incorporated by reference to Exhibit 4.1 to the Realogy Corporation Current Report on Form 8-K dated December 18, 2006).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment no. 9 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

REALOGY CORPORATION
By:	/s/ C. PATTESON CARDWELL, IV
	Name:	C. Patteson Cardwell, IV
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: December 19, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	First Amendment to Rights Agreement, dated as of December 15, 2006, by and between Realogy Corporation and Mellon Investor Services LLC (Incorporated by reference to Exhibit 4.1 to the Realogy Corporation Current Report on Form 8-K dated December 18, 2006).